Exhibit 99.1

FOR IMMEDIATE RELEASE

O’REILLY AUTOMOTIVE, INC., REPORTS SECOND QUARTER 2010 RESULTS

•	Consolidated Comparable Store Sales increase of 7.9%

•	Adjusted operating margin improves to 14.2%

•	Adjusted diluted earnings per share increases 31% to $0.81

Springfield, MO, July 28, 2010 — O’Reilly Automotive, Inc. (“O’Reilly” or “the Company”) (Nasdaq: ORLY) today announced record revenues and earnings for the second quarter ended June 30, 2010.

2nd Quarter Financial Results

Sales for the second quarter ended June 30, 2010, totaled $1.38 billion, up 10% from $1.25 billion for the same period a year ago. Gross profit for the second quarter ended June 30, 2010, increased to $673 million (or 48.7% of sales) from $604 million (or 48.2% of sales) for the second quarter of 2009, representing an increase of 11%. Selling, General and Administrative (“SG&A”) expenses increased to $476 million (or 34.5% of sales) for the second quarter of 2010 from $454 million (or 36.3% of sales) for the second quarter of 2009, representing an increase of 5%. Operating income increased to $181 million (or 13.1% of sales) for the second quarter of 2010 from $150 million (or 12.0% of sales), representing an increase of 21%.

Net income for the second quarter ended June 30, 2010, totaled $100 million, up 16% from $86 million for the same period in 2009. Diluted earnings per common share for the second quarter of 2010 increased 15% to $0.71 on 141.1 million shares compared to $0.62 for the second quarter of 2009 on 137.5 million shares.

The Company’s second quarter and year-to-date results include a charge related to the ongoing, legacy United States Department of Justice (“DOJ”) investigation of CSK Auto Corporation (“CSK”). As previously announced, prior to O’Reilly’s acquisition of CSK in July of 2008, the DOJ began an investigation of CSK relating to CSK’s historical accounting practices. The charge of $15 million in the second quarter of 2010 represents an increase in the accrual for the estimated costs to resolve the DOJ investigation, including potential settlement-related payments to the DOJ, future costs of cooperation with the DOJ, and associated legal and documentation costs; however, there can be no assurance that the discussions with the DOJ will result in a resolution of these matters within the amount currently accrued by O’Reilly.

Adjusted operating income, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 31% to $196 million (or 14.2% of sales) for the second quarter ended June 30, 2010, from $150 million (or 12.0% of sales) for the same period a year ago. Adjusted diluted earnings per common share, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 31% to $0.81 for the second quarter ended June 30, 2010, from $0.62 for the same period one year ago. The table below outlines the impact of the charge for the second quarter ended June 30, 2010 (in thousands, except per share data):

	For the Three Months Ended June 30,
	2010	2009
Operating income	$181,164	$149,675
Accrual of legacy CSK DOJ investigation charge	15,000	—

Adjusted operating income	$196,164	$149,675

Net income	$99,595	$85,515
Accrual of legacy CSK DOJ investigation charge	15,000	—

Adjusted net income	$114,595	$85,515

Diluted earnings per common share	$0.71	$0.62
Accrual of legacy CSK DOJ investigation charge	0.10	—

Adjusted diluted earnings per common share	$0.81	$0.62

“We are pleased with our ability to continue to drive both comparable store sales and profitability above the solid performance in the second quarter of 2009,” commented Greg Henslee, CEO and Co-President. “The outstanding execution of our team in the second quarter resulted in a comparable store sales growth of 7.9%, a 220 basis point improvement in adjusted operating margin and a double-digit increase in adjusted diluted earnings per share of 31%. July 11th marked the two-year anniversary of the CSK acquisition and Team O’Reilly’s unwavering commitment to the execution of our integration plan has been a key driver of our success to date. Throughout the integration process, our Team Members have remained dedicated to living our Culture of customer service and teamwork in both our existing as well as converted stores.”

Year-to-Date Financial Results

Sales for the first six months of 2010 totaled $2.66 billion, up 10% from $2.42 billion for the same period a year ago. Gross profit for the first six months of 2010 increased to $1.29 billion (or 48.5% of sales) from $1.15 billion (or 47.5% of sales) for the same period a year ago, representing an increase of 13%. SG&A expenses increased to $926 million (or 34.8% of sales) for the first six months of 2010 from $883 million (or 36.6% of sales) for the same period a year ago, representing an increase of 5%. Operating income for the first six months of 2010 increased to $350 million (or 13.1% of sales) from $263 million (or 10.9% of sales) for the same period a year ago, representing an increase of 33%.

Net income for the first six months of 2010 totaled $197 million, up 33% from $148 million for the same period a year ago. Diluted earnings per common share for the first six months of 2010 increased 30% to $1.40 on 140.4 million shares compared to $1.08 for the same period a year ago on 136.8 million shares.

Adjusted operating income, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 39% to $365 million (or 13.7% of sales) for the first six months of 2010, from $263 million (or 10.9% of sales) for the same period a year ago. Adjusted diluted earnings per common share, excluding the impact of the charge related to the CSK DOJ investigation discussed above, increased 40% to $1.51 for the first six months of 2010, from $1.08 for the same period one year ago. The table below outlines the impact of the charge for the six months ended June 30, 2010 (in thousands, except per share data):

	For the Six Months Ended June 30,
	2010	2009
Operating income	$349,609	$263,011
Accrual of legacy CSK DOJ investigation charge	15,000	—

Adjusted operating income	$364,609	$263,011

Net income	$197,071	$148,350
Accrual of legacy CSK DOJ investigation charge	15,000	—

Adjusted net income	$212,071	$148,350

Diluted earnings per common share	$1.40	$1.08
Accrual of legacy CSK DOJ investigation charge	0.11	—

Adjusted diluted earnings per common share	$1.51	$1.08

“During the first half of 2010, we delivered solid top-line growth, improved profitability and achieved record earnings,” added Mr. Henslee. “The consistency and strength of our results truly emphasize the power of our proven dual market strategy and the tremendous talent we possess throughout our Company. We remained focused on gaining market share by continuing to provide the highest level of parts availability and service in the industry, while relentlessly controlling costs. We are encouraged by the solid performance in the first half of 2010, and we look forward to sustaining our momentum and building upon our successes for the remainder of the year.”

2nd Quarter and Year-to-Date Comparable Store Sales Results

Comparable store sales are calculated based on the change in sales for stores open at least one year and exclude sales of specialty machinery, sales to independent parts stores, sales to team members and sales during the one to two week period certain CSK branded stores were closed for conversion. Consolidated comparable store sales for stores open at least one year increased 7.9% for the second quarter of 2010 versus 4.8% for the second quarter of 2009. Consolidated comparable store sales for stores open at least one year increased 7.4% for the first six months of 2010 versus 5.2% for the first six months of 2009.

Ted Wise, COO and Co-President commented on the Company’s second quarter results. “The CSK system conversion process continued on schedule in the second quarter with the successful opening of our DC in Salt Lake City, Utah, and the conversion of 102 CSK stores to the O’Reilly systems. In addition to the CSK conversion activities, we opened 24 stores in the second quarter, which brings our total to 73 new stores for the first half of this year. As previously announced, we continue to expect to open a total of 150 new stores in 2010. We are on track to relocate our Dixon, California, DC to Stockton, California, in September, which will allow for the conversion of an additional 274 CSK stores. With the planned conversion of our final DC in Phoenix, Arizona, to the O’Reilly systems in November, we will convert the remaining 151 CSK stores to the O’Reilly systems by the end of 2010.”

Mr. Wise added, “We are excited by the company’s growth, and are anxious to see the completion of the CSK integration process in 2011. Our performance in the first half of this year would not have been possible without the efforts of our 46,000 Team Members and our continued success is a testament to their dedication and hard work.”

3rd Quarter and Updated Full Year 2010 Guidance

The Company estimates diluted earnings per common share for the third quarter of 2010 to range from $0.69 to $0.73 and estimates diluted earnings per common share for the year ended December 31, 2010, to range from $2.64 to $2.74. Adjusted diluted earnings per common share, which excludes the impact of the charge related to the CSK DOJ investigation of $0.11 per diluted share, is expected to range from $2.75 to $2.85 for the year ended December 31, 2010.

The Company estimates consolidated comparable store sales for the third quarter of 2010 to range from 4.0% to 6.0%. The Company estimates consolidated comparable store sales for the year ended December 31, 2010, to range from 5.0% to 7.0%.

Non-GAAP Information

This release contains certain financial information not derived in accordance with United States generally accepted accounting principles (“GAAP”). The Company does not, and nor does it suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. The Company believes that the presentation of financial results and estimates excluding the impact of the CSK DOJ investigation charge provides meaningful supplemental information to both management and investors that is indicative of the Company’s core operations. The Company excludes this item in judging its performance and believes this non-GAAP information is useful to investors as well. The Company has included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation table.

Conference Call

The Company will host a conference call July 29, 2010, at 10:00 a.m. central time to discuss its results as well as future expectations. Investors may listen to the conference call live on the Company’s web site, www.oreillyauto.com, by clicking on “Investor Relations” and then “News Room.” A replay of the call will also be available on the Company’s website following the conference call. We invite interested analysts to join our call. The dial-in number for the call is (706) 679-5789; the conference call ID number is 83568329.

About O’Reilly Automotive, Inc.

O’Reilly Automotive, Inc. is one of the largest specialty retailers of automotive aftermarket parts, tools, supplies, equipment and accessories in the United States, serving both the do-it-yourself and professional installer markets. Founded in 1957 by the O’Reilly family, the Company operated 3,492 stores in 38 states as of June 30, 2010.

Forward-Looking Statements

The Company claims the protection of the safe-harbor for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “expect,” “believe,” “anticipate,” “should,” “plan,” “intend,” “estimate,” “project,” “will” or similar words. In addition, statements contained within this press release that are not historical facts are forward-looking statements, such as statements discussing among other things, expected growth, store development, CSK DOJ investigation resolution, integration and expansion strategy, business strategies, future revenues and future performance. These forward-looking statements are based on estimates, projections, beliefs and assumptions and are not guarantees of future events and results. Such statements are subject to risks, uncertainties and assumptions, including, but not limited to, competition, product demand, the market for auto parts, the economy in general, inflation, consumer debt levels, governmental approvals, our ability to hire and retain qualified employees, risks associated with the integration of acquired businesses such as the integration of CSK Auto Corporation, weather, terrorist activities, war and the threat of war. Actual results may materially differ from anticipated results described or implied in these forward-looking statements. Please refer to the “Risk Factors” section of the annual report on Form 10-K for the year ended December 31, 2009, for additional factors that could materially affect our financial performance.

For further information contact:	Investor & Media Contacts
Mark Merz (417) 829-5878
Patrick Lee (417) 862-2674 ext. 4536

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2010	June 30, 2009	December 31, 2009
	(Unaudited)	(Unaudited)	(Note)
Assets
Current assets:
Cash and cash equivalents	$31,611	$41,024	$26,935
Accounts receivable, net	129,769	118,538	107,887
Amounts receivable from vendors	66,823	64,728	63,110
Inventory	1,932,479	1,736,140	1,913,218
Deferred income taxes	62,588	92,619	85,934
Other current assets	34,227	32,721	29,635

Total current assets	2,257,497	2,085,770	2,226,719

Property and equipment, at cost	2,532,342	2,180,931	2,353,240
Less: accumulated depreciation and amortization	701,597	556,837	626,861

Net property and equipment	1,830,745	1,624,094	1,726,379

Notes receivable, less current portion	21,084	16,082	12,481
Goodwill	743,780	744,749	744,313
Deferred income taxes	—	15,129	—
Other assets, net	63,413	81,658	71,579

Total assets	$4,916,519	$4,567,482	$4,781,471

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$854,659	$818,873	$818,153
Self insurance reserves	70,224	69,024	67,580
Accrued payroll	53,876	47,394	42,790
Accrued benefits and withholdings	44,716	42,796	44,295
Income taxes payable	23,635	6,901	8,068
Other current liabilities	156,844	154,645	143,781
Current portion of long-term debt	105,150	10,752	106,708

Total current liabilities	1,309,104	1,150,385	1,231,375

Long-term debt, less current portion	479,233	785,868	684,040
Deferred income taxes	26,582	—	18,321
Other liabilities	171,148	153,789	161,870

Shareholders’ equity:
Common stock, $0.01 par value:
Authorized shares – 245,000,000
Issued and outstanding shares – 138,670,036 as of June 30, 2010, 136,129,931 as of June 30, 2009, and 137,468,063 as of December 31, 2009	1,387	1,361	1,375
Additional paid-in capital	1,087,337	994,789	1,042,329
Retained earnings	1,847,194	1,490,975	1,650,123
Accumulated other comprehensive loss	(5,466)	(9,685)	(7,962)

Total shareholders’ equity	2,930,452	2,477,440	2,685,865

Total liabilities and shareholders’ equity	$4,916,519	$4,567,482	$4,781,471

Note: The balance sheet at December 31, 2009, has been derived from the audited Consolidated Financial Statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales	$1,381,241	$1,251,377	$2,661,308	$2,415,126
Cost of goods sold, including warehouse and distribution expenses	708,608	647,608	1,370,328	1,268,687

Gross profit	672,633	603,769	1,290,980	1,146,439
Selling, general and administrative expenses	476,469	454,094	926,371	883,428
Accrual of legacy CSK DOJ investigation charge	15,000	—	15,000	—

Operating income	181,164	149,675	349,609	263,011
Other income (expense), net:
Interest expense	(11,146)	(10,961)	(22,025)	(23,021)
Interest income	503	361	899	787
Other, net	924	390	1,438	873

Total other expense, net	(9,719)	(10,210)	(19,688)	(21,361)

Income before income taxes	171,445	139,465	329,921	241,650
Provision for income taxes	71,850	53,950	132,850	93,300

Net income	$99,595	$85,515	$197,071	$148,350

Basic income per common share:

Net income per common share	$0.72	$0.63	$1.43	$1.10

Weighted-average common shares outstanding	138,230	135,773	137,908	135,410

Income per common share-assuming dilution:

Net income per common share	$0.71	$0.62	$1.40	$1.08

Adjusted weighted-average common shares outstanding	141,117	137,548	140,418	136,846

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2010	2009
Operating activities:
Net income	$197,071	$148,350
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization on property and equipment	78,023	70,124
Amortization of intangibles	1,914	3,965
Amortization of premium on exchangeable notes	(372)	(372)
Amortization of debt issuance costs	4,278	4,227
Deferred income taxes	33,248	11,348
Share based compensation programs	8,438	11,623
Other	3,061	5,437
Changes in operating assets and liabilities:
Accounts receivable	(25,676)	(16,281)
Inventory	(19,261)	(162,664)
Accounts payable	36,298	80,239
Other	38,721	(3,233)

Net cash provided by operating activities	355,743	152,763

Investing activities:
Purchases of property and equipment	(182,272)	(231,172)
Proceeds from sale of property and equipment	1,706	1,365
Payments received on notes receivable	2,676	1,923
Other	(2,704)	(3,316)

Net cash used in investing activities	(180,594)	(231,200)

Financing activities:
Proceeds from borrowings on asset-based revolving debt	277,000	338,250
Payments on asset-based revolving debt	(478,500)	(276,150)
Principal payments on capital leases	(4,493)	(5,655)
Tax benefit of stock options exercised	7,763	4,878
Net proceeds from issuance of common stock	27,757	26,417
Other	—	420

Net cash (used in)/provided by financing activities	(170,473)	88,160

Net increase in cash and cash equivalents	4,676	9,723
Cash and cash equivalents at beginning of period	26,935	31,301

Cash and cash equivalents at end of period	$31,611	$41,024

Supplemental disclosures of cash flow information:
Income taxes paid	$76,551	$78,038
Interest paid, net of capitalized interest	18,124	19,648
Property and equipment acquired through issuance of capital lease obligations	—	5,836

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

	June 30,
	2010	2009
Inventory turnover (1)	1.4	1.5
Inventory turnover, net of payables (2)	2.5	2.9

AP to inventory (3)	44.2%	47.2%
Debt-to-capital (4)	16.6%	24.3%
Return on equity (5)	13.5%	10.0%
Return on assets (6)	7.7%	5.4%

	Three Months Ended June 30,
	2010	2009
Other Information (in thousands):
Capital Expenditures	$91,547	$79,910
Depreciation and Amortization	$40,002	$38,057
Interest Expense	$11,146	$10,961
Lease and Rental Expense	$55,976	$56,843

Sales per weighted-average square foot (7)	$55.51	$52.28

Square footage (in thousands)	24,732	23,926

Sales per weighted-average store (in thousands) (8)	$393	$369

Total employment	46,265	43,841

	Store Count by Brand
	O’Reilly	Checker	Schuck’s	Kragen	Total
December 31, 2009	2,533	321	75	492	3,421
New	73	—	—	—	73
Converted	460	(159)	(68)	(233)	—
Closed	—	—	—	(2)	(2)

June 30, 2010	3,066	162	7	257	3,492

(1)	Calculated as cost of sales for the last 12 months divided by average inventory. Average inventory is calculated as the average of inventory for the trailing four quarters used in determining the numerator.
(2)	Calculated as cost of sales for the last 12 months divided by average net inventory. Average net inventory is calculated as the average of inventory less accounts payable for the trailing four quarters used in determining the numerator.
(3)	Accounts payable divided by inventory.
(4)	The sum of long-term debt and current portion of long-term debt, divided by the sum of long-term debt, current portion of long-term debt and total shareholders’ equity.
(5)	Last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation, divided by average shareholders’ equity. Due to the nature of the CSK related charge, the adjustment is made to provide comparable results. Average shareholders’ equity is calculated as the average of shareholders’ equity for the trailing four quarters used in determining the numerator.
(6)	Last 12 months net income, before the impact of the charge related to the legacy CSK DOJ investigation, divided by average total assets. Due to the nature of the CSK related charge, the adjustment is made to provide comparable results. Average total assets is calculated as the average total assets for the trailing four quarters used in determining the numerator.
(7)	Total sales less jobber sales, divided by weighted-average square feet. Weighted-average sales per square foot is weighted to consider the approximate dates of store openings or expansions.
(8)	Total sales less jobber sales, divided by weighted-average stores. Weighted-average sales per store is weighted to consider the approximate dates of store openings or expansions.

O’REILLY AUTOMOTIVE, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION

(Unaudited)

(In thousands, except per share and operating margin data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
GAAP operating income	$181,164	$149,675	$349,609	$263,011
Accrual of legacy CSK DOJ investigation charge	15,000	—	15,000	—

Non-GAAP adjusted operating income	$196,164	$149,675	$364,609	$263,011

GAAP operating margin	13.1%	12.0%	13.1%	10.9%
Accrual of legacy CSK DOJ investigation charge	1.1%	—	0.6%	—

Non-GAAP adjusted operating margin	14.2%	12.0%	13.7%	10.9%

GAAP net income	$99,595	$85,515	$197,071	$148,350
Accrual of legacy CSK DOJ investigation charge	15,000	—	15,000	—

Non-GAAP adjusted net income	$114,595	$85,515	$212,071	$148,350

GAAP diluted net income per common share	$0.71	$0.62	$1.40	$1.08
Accrual of legacy CSK DOJ investigation charge	0.10	—	0.11	—

Non-GAAP adjusted diluted net income per common share	$0.81	$0.62	$1.51	$1.08

Adjusted weighted-average common shares outstanding – assuming dilution	141,117	137,548	140,418	136,846